Exhibit (a)(5)(H)

Cycle Pharmaceuticals Announces Extension of Applied Therapeutics Tender Offer

CAMBRIDGE, UK and DETROIT, MICHIGAN – 28th January 2026 – Cycle Group Holdings Limited (“Cycle” or “Parent”) today announces that AT2B, Inc., a Delaware corporation (“Purchaser”) and indirect wholly owned subsidiary of Cycle, has extended the expiration date of its tender offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share of Applied Therapeutics, Inc., a Delaware corporation (“Applied”) for (i) $0.088 per share, net to the seller in cash, without interest, plus (ii) one non-tradeable contingent value right per share.

The offer, which was previously scheduled to expire at one minute following 11:59 p.m., Eastern time, on January 27, 2026 is extended until one minute following 11:59 p.m., Eastern time, on January 28, 2026.

Equiniti Trust Company, LLC, the depositary for the offer, has advised Cycle that, as of 11:59 p.m., Eastern time, on January 27, 2026, approximately 63,684,636 shares (which include 3,735,684 shares subject to guaranteed delivery) have been validly tendered and not properly withdrawn pursuant to the offer, representing approximately 41.29% of the outstanding shares of Applied. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to this extension.

The offer is being made pursuant to the terms and conditions described in the offer to purchase, filed on December 29, 2025 (together with any amendments and supplements hereto), copies of which are attached to the tender offer statement on Schedule TO filed by Cycle and Purchaser with the US Securities and Exchange Commission, as amended.

The offer is conditioned upon the fulfilment of certain conditions described in Section 15—“Conditions to the Offer” of the offer to purchase, including, but not limited to, the tender of a majority of the then-outstanding shares of Applied’s common stock.

MacKenzie Partners, Inc. is acting as information agent for the offer. Requests for documents and questions regarding the offer may be directed to MacKenzie Partners, Inc by telephone, toll-free at 1-800-322-288. Bankers and Brokers may call at 212-929-5500.

–ENDS–

About Cycle Pharmaceuticals

Cycle was founded in 2012 with the sole aim of delivering drug treatments and product support to the underserved rare disease community. Cycle focuses on rare genetic conditions in metabolic, immunology, urology, and oncology. In neurology, we focus on multiple sclerosis. Cycle is headquartered in Cambridge, UK and has offices in Detroit, Michigan, Boston, Massachusetts and High Point, North Carolina. For more information, please visit www.cyclepharma.com and follow us on X, LinkedIn and Facebook.

FOR FURTHER INFORMATION PLEASE CONTACT

marketing@cyclepharma.com

Cycle Pharmaceuticals Ltd

Tel: +44 1223 354 118

Additional Information and Where to Find it

The tender offer referred to in this communication commenced on December 29, 2025 with the filing of a Schedule TO by Parent and its acquisition subsidiary and a Schedule 14D-9 solicitation/recommendation statement by Applied Therapeutics. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY APPLIED THERAPEUTICS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement have been mailed to Applied Therapeutics’ stockholders free of charge.

A free copy of the tender offer statement and the solicitation/recommendation statement may be obtained by all stockholders of Applied Therapeutics by accessing https://ir.appliedtherapeutics.com/ or by contacting Investor Relations at appliedtherapeutics@argotpartners.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, the expected timetable for completing the transaction, and Applied Therapeutics’ future financial or operating performance. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,”

“potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed acquisition of Applied Therapeutics by Parent, similar transactions, prospective performance, future plans, events, expectations, objectives, opportunities, and the outlook for Applied Therapeutics; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of Applied Therapeutics’ stockholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring the Company to pay a termination fee pursuant to the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; the response of business partners to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the possibility that the milestone payments related to the CVR will never be achieved and that no milestone payment may be made or if made the amount of such milestone payment made; the risk that any equityholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; Applied Therapeutics’ ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; comments, feedback and actions of regulatory agencies; Applied Therapeutics’ dependence on the successful clinical development, regulatory approval and commercialization of its product candidates; the inherent uncertainties associated with developing new products or technologies and operating as clinical stage company; the Company’s obligations under the Promissory Note and its ability to satisfy such obligations; the Company’s ability to receive loans from Parent under the Promissory Note; the Company’s cash sufficiency and runway; and other risks identified in Applied Therapeutics’ SEC filings, including Applied Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and subsequent filings with the SEC. Applied Therapeutics cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The forward-looking statements in this communication speak only as of the date of this communication. Applied Therapeutics undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.